SKYWORKS

BREAKTHROUGH SIMPLICITY

February 11, 2004

Mr. Liam K. Griffin

RE: Severance and Change of Control Agreement

Dear Liam:

The letter is to confirm the severance and change of control protection we have offered you in connection with your employment as Skyworks Solutions, Inc.'s ("Skyworks") Vice President, Sales and Marketing.

A. Employment Protection

If your employment with Skyworks is involuntarily terminated on or before August 23, 2004, then Skyworks will provide you with one year of salary continuation in accordance with the terms and conditions of Section C of this letter. Notwithstanding the other terms of Section A, no payments will be due to you under this Section A if (i) you are terminated for cause, or (ii) you are eligible to receive any payments under Section B of this letter on "Change in Control".

B. Change in Control

If, (i) a Change in Control occurs on or before July 10, 2004, and (ii) your employment with Skyworks or a subsidiary of Skyworks is involuntarily terminated within one year thereafter, then Skyworks will pay you up to one year of salary continuation in accordance with the terms and conditions of Section C of this letter.

A "Change in Control" shall be deemed to have occurred if the Continuing Directors shall have ceased for any reason to constitute a majority of the Board of Directors of Skyworks. For this purpose, a "Continuing Director" shall include any member of the Board of Directors of Skyworks as of the date of this letter and any person nominated for election to the Board of Directors of Skyworks by a majority of the then continuing Directors.

C. Terms of Salary Continuation

Salary continuation payments under Sections A and B of this letter will be reduced by the amount of any compensation that you receive from any person for services rendered during the salary continuation period. If you engage in activities or enterprises on behalf of yourself that are directly competitive with Skyworks or any of its subsidiaries you will not receive any salary continuation payments under Section A or B.

If you have any questions, please let me know.

Sincerely,

Skyworks Solutions, Inc.
George LeVan
Vice President, Human Resources

SKYWORKS